Exhibit 99.2

FOR IMMEDIATE RELEASE

RadNet Announces the Closing of the Previously Announced Refinancing of its Senior Secured Credit Facilities

LOS ANGELES, Calif., October 10, 2012 – RadNet, Inc. (NASDAQ: RDNT), (the “Company”), a national leader in providing high-quality, fixed-site outpatient diagnostic imaging services through a network of 237 imaging centers, today announced the closing of the previously announced refinancing of its senior secured credit facilities for an aggregate of $451.25 million. The refinancing includes a new credit agreement providing for a $350 million senior secured term loan due October 10, 2018 and a $101.25 million senior secured revolving credit facility due October 10, 2017.

The $350 million term loan and the $101.25 million revolving credit facility are floating rate facilities, and the Borrower may request the interest rate be based upon LIBOR (subject to a 1.25% LIBOR floor for the term loan) plus an applicable margin of 4.25%.

The proceeds of the new credit facilities are being used to repay the Company’s existing senior secured term loan in full, to repay a portion of the outstanding loans under the Company’s existing senior secured revolving credit facility and certain other indebtedness, to pay fees and expenses related to the transaction and for general corporate purposes.

“We are very pleased to have been able to refinance our senior secured credit facility on such favorable terms,” said Dr. Howard Berger, President and Chief Executive Officer of RadNet. “While we are pleased that the annual interest cost of these facilities is less than that of the old facilities, we are most excited that this financing positions us more effectively to execute our future strategic and growth plans. By completing this transaction, we were able to successfully extend the maturities of the senior portion of our capital structure and provide for significantly enhanced operating flexibility. We are gratified by the successful reception we received in the debt capital markets, and we remain energized and confident about our Company’s position in the imaging marketplace and our overall operating model.”

The borrower under the new credit facility is the Company’s subsidiary, RadNet Management, Inc. (the “Borrower”). The obligations of the Borrower under the new credit facility are guaranteed by the Company, all of the Borrower’s current and future wholly-owned domestic subsidiaries and certain of its affiliates. The obligations are secured by substantially all of the assets of the Borrower, the Company and such subsidiaries and affiliates.

Barclays, GE Capital, RBC Capital Markets and Deutsche Bank acted as joint bookrunners in the transaction.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the anticipated use of proceeds therefrom. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in the Company's filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended.

About RadNet, Inc.

RadNet, Inc. is the largest national provider of high-quality, cost-effective fixed-site diagnostic imaging services in the United States through a network of 237 owned and/or operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware, New Jersey, New York and Rhode Island. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 6,300 employees. For more information, visit http://www.radnet.com.

Contact:

RadNet, Inc.

Mark Stolper, Executive Vice President and

Chief Financial Officer

310-445-2800